Exhibit 10.1

FOURTH AMENDMENT TO THE

AMGEN RETIREMENT AND SAVINGS PLAN

(AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2003)

1. Section 6.6 of the Amgen Retirement and Savings Plan (As Amended and Restated Effective as of January 1, 2003) (the “Plan”) is hereby amended effective as of January 1, 2004, by adding the following two sentences to the end thereof:

“Except as otherwise provided in Section 5.2(a), the Nonelective Contribution of a Participating Company shall be allocated to each Participant entitled to an allocation of such Nonelective Contribution as a percent of such Participant’s Compensation, while he or she was an Eligible Employee. Allocations of Nonelective Contributions shall be made as of each payroll period.”

2. A new Section 20.7 is added to the Plan effective December 31, 2004, as follows:

“20.7	Plan Appendices. The provisions of the Plan may be modified by an appendix to the Plan. The terms and provisions of each appendix are a part of the Plan and supersede the provisions of the Plan to the extent necessary to eliminate inconsistencies between the Plan and such appendix.”

3. Appendix A of the Plan is hereby amended effective December 31, 2004, by adding the following two names to the end thereof:

“Amgen SF, LLC

Tularik Pharmaceutical Company”

4. A new Appendix B is added to the Plan effective December 31, 2004, as follows:

“Appendix B

Provisions Relating to the Merger of the

Amgen Salary Savings Plan into the Amgen Retirement and Savings Plan

1.	Introduction. Tularik Inc. (‘Tularik’) established the Tularik Salary Savings Plan (the ‘Tularik Plan’) effective October 1, 1993 for the benefit of its eligible employees. On August 13, 2004, Amgen Inc. (the ‘Company’) acquired Tularik in a stock acquisition and, in connection with the acquisition, the Company assumed sponsorship of the Tularik Plan. Effective August 13, 2004, the Tularik Plan was amended and restated, and renamed the Amgen Salary Savings Plan (the ‘ASSP’).

2.	Merger of ASSP. The ASSP shall be merged into the Amgen Retirement and Savings Plan (the ‘Plan’) effective the end of the business day on December 31, 2004 (the ‘Merger Date’), and shall be continued in the form of the Plan. The merger of the ASSP into the Plan and the transfer of assets described in Paragraph 4 below shall be made in accordance with Code Sections 401(a)(12) and 414(l) and the regulations thereunder.

3.	Participation. Each participant in the ASSP on December 31, 2004 shall be become a Participant in the Plan at the end of the business day on December 31, 2004, but only with respect to such participant’s accounts that are transferred from the ASSP. Each such participant and beneficiary who has an account balance transferred from the ASSP to the Plan is referred to herein as a ‘Former Tularik Participant.’ A Former Tularik Participant shall not be eligible to participate in the Plan for periods after December 31, 2004 unless such person is otherwise eligible to participate in the Plan without regard to the provisions of this Appendix B.

4.	Transfer of Assets. The assets of the trust under the ASSP shall be transferred to the Trustee of the trust for the Plan, which serves as the funding vehicle for the Plan, on or as soon as administratively practicable after the Merger Date.

5.	Transfer of Account Balances. All accounts maintained under the ASSP shall be adjusted as of December 31, 2004, and the net credit balances in such accounts, as adjusted shall be transferred to the Plan and credited as of the Merger Date to the corresponding accounts maintained for the Former Tularik Participants under the Plan. Such balances, adjusted for subsequent earnings and losses, are referred to as ‘Former Tularik Accounts.’

6.	Vesting. Participants under the ASSP will be fully vested in their accounts under the ASSP effective as of January 1, 2004.

7.	Definition of Disability. For all purposes of the Plan, a Former Tularik Participant will be considered disabled if he or she satisfies the requirements for benefits under Tularik’s long-term disability plan as in effect on December 31, 2004.

8.	In-Service Withdrawals. In addition to the in-service withdrawals allowed under Section 11.1 of the Plan, a Former Tularik Participant shall be eligible to withdraw at any time the portion of his or her Former Tularik Accounts that are attributable to rollover contributions.

9.	Distribution of Accounts. Notwithstanding any provision of the Plan to the contrary, the following provisions shall apply to Former Tularik Participants:

(a)	Subject to subparagraph (b) below, upon the occurrence of an event that permits a distribution under the Plan (as defined in Section 8.2 of the Plan and Paragraph 8 above), a Former Tularik Participant shall be eligible to request a distribution of his or her Former Tularik Accounts in one of the available forms of distribution described in Section 8.6 and 8.7, respectively.

(b)	Notwithstanding the foregoing, if such Former Tularik Participant requests a distribution of his or her Former Tularik Accounts during the period ending on March 31, 2005 (or, if later, ending on the 90th day after the date the Former Tularik Participant has been furnished a summary that describes the elimination of the optional forms of benefit discussed below or such earlier time as allowed by applicable law), then the Former Tularik Participant may also elect payment of such account balances (i) under any of the installment options that were available to such Former Tularik Participant under the ASSP on December 31, 2004, or (ii) in any of the annuity options that were available to such Former Tularik Participant under the ASSP as in effect on December 31, 2004. To the extent that the Former Tularik Participant elects payment in the form of an annuity during such period, the annuity requirements under the ASSP as in effect on December 31, 2004 (such as the notice, spousal consent and waiver requirements) shall apply.

10.	Transfer of Records. On or as soon as administratively practicable after the Merger Date, the plan administrator of the ASSP shall transfer to the Plan Administrator of the Plan all administrative records maintained with respect to participants and beneficiaries who had account balances under the ASSP on December 31, 2004.

11.	Use of Terms. Terms used in this Appendix B with respect to the ASSP and the Plan shall, unless defined in this Appendix B, have the meanings of those terms as defined in the ASSP or the Plan, as the case may be. All of the terms and provisions of the Plan shall apply to this Appendix B except that where the terms of the Plan and this Appendix B conflict, the terms of this Appendix B shall govern.”

To record this Fourth Amendment to the Plan as set forth herein, the Company has caused its authorized officer to execute this document this 7th day of December, 2004

AMGEN INC.

By:	/s/ BRIAN M. MCNAMEE
Title:	Senior Vice President, Human Resources

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